Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for

October, November and December 2024 and Conference Call Date

MCLEAN, VA, October 8, 2024 – Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for October, November and December 2024 and also announced its plan to report earnings for its fourth fiscal quarter ended September 30, 2024.

Cash Distributions:

Common Stock: $0.165 per share of common stock for each of October, November and December 2024, payable per the table below.

Record Date	Payment Date	Cash Distribution
October 22	October 31	$0.165
November 20	November 29	$0.165
December 20	December 31	$0.165

Total for the Quarter:		$0.495

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Series A Preferred Stock (Unlisted): $0.130208 per share of 6.25% Series A Cumulative Redeemable Preferred Stock for each of October, November and December 2024, payable per the table below:

Record Date	Payment Date	Cash Distribution
October 24	November 4	$0.130208
November 27	December 4	$0.130208
December 23	January 3	$0.130208

Total for the Quarter:		$0.390624

Earnings Announcement:

The Company also announced today that it plans to report earnings for the fourth fiscal quarter ended September 30, 2024, after the stock market closes on Wednesday, November 13, 2024. The Company will hold a conference call Thursday, November 14, 2024 at 8:30 a.m. ET to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through November 21, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13748838.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Source: Gladstone Capital Corporation